SEPARATION, RELEASE AND
                       CONSULTING AGREEMENT

       This   Separation  ,  Release  and  Consulting   Agreement
("Separation Agreement") is dated as of July 22, 2003, by and between Comtex News Network, Inc. (the "Company") and Raymond P.
Capece (the "Executive").

     WHEREAS, Executive entered into an employment agreement with
the   Company  dated  as  of  April  25,  2003  (the  "Employment
Agreement"); and

     WHEREAS, Executive has tendered his resignation as President and Chief Executive Officer of Company effective as of July 22,
2003; and

      NOW, THEREFORE, in consideration of the promises herein stated and other good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties and who intend to be legally bound by this Separation Agreement, the parties state and agree as follows:

1. Termination of Employment Relationship. The parties hereto agree that their employment relationship terminated as of July 22, 2003, except that the obligations of Executive under Section 6(a) of the Employment Agreement relating to the covenant not to compete are hereby waived by the Company. In addition. the obligations of Executive under Section 6(e) of the Employment Agreement relating to confidential information shall continue in full force and effect. All accrued vacation leave and any unreimbursed business expenses due to Executive through July 22, 2003 will be paid to Executive no later than August 15, 2003.

2. Cobra Eligibility and Company Payments. Executive shall be entitled to elect continuing health care coverage under Company's health plan, at Company's expense through the last day of October 2003 and at Executive's expense thereafter, subject to the requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, Internal Revenue Code section 4980B, and subsequent legislation ("COBRA").

3. Consulting Agreement. Although both parties to this Separation Agreement agree that there is no obligation to do so pursuant to the Employment Agreement, the Company hereby agrees to engage Executive in a consulting capacity for a ninety (90) day period, effective July 22, 2003, for the purpose of assisting the Company in transitioning to a new organization structure and headquarters location. The daily rate that the Executive will be paid for such consulting assistance to the Company willl be $400.00 per day, with payment due within 7 days upon receipt of invoice.

4. Waiver and Release. In connection with the execution of this Separation Agreement, Executive and Company hereby waive and release each other from any and all causes of actions, debts, claims and liabilities, whether known or unknown, which either party now has or may have in the future against the other under the Employment Agreement, except as otherwise provided herein.

5. Counterparts. This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

6.    Governing Law.  This Separation Agreement shall be governed
by,   and  interpreted  in  accordance  with,  the  laws  of  the
Commonwealth of Virginia, without regard to the conflict of law principles thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts as of the 22th day of July 2003.


                                   COMTEX NEWS NETWORK, INC.


                                   By: /S/ STEPHEN W. ELLIS
                                   ---------------------------
                                   Stephen W.  Ellis, Chairman
                                   of the Board
                                   Acting on Behalf of the Board
                                   of Directors


                                   EXECUTIVE


                                   By:/S/ RAYMOND P. CEPECE
                                   --------------------------
                                   Raymond P. Capece
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